Exhibit 99.1


                Futurelink Corp. Files For Chapter 11 Protection

LAKE FOREST, Calif., August 14 /Businesswire/ -- FutureLink Corp. (Nasdaq: FTRL) today announced that the Company and its wholly owned subsidiaries in the United States filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code with the U.S. Bankruptcy Court for the Southern District of New York. The bankruptcy filings exclude the Company's Canadian and United Kingdom operations, none of which seek Chapter 11 protection or have commenced insolvency proceedings. About FutureLink. FutureLink Corp is a global leader in Information Technology consulting and solutions offering integration, delivery, management, and maintenance of software applications for organizations choosing to augment or outsource their current information technology needs. An integrator of server-based computing solutions in North America, FutureLink integrates enterprise-wide software applications that can be accessed from a centralized or remote location.

Forward-looking statements and comments in this news release are made pursuant to safe harbor provisions of the Securities Exchange Act of 1934. Such statements relating to, among other things, the prospects for the company, including the completion of any acquisition transaction or the achievement of future operating results, are necessarily subject to risks and uncertainties, some of which are significant in scope and nature. These risks may be further discussed in periodic reports and registration statements to be filed by the company from time to time with the Securities and Exchange Commission in the future.